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( BW)(ELTRAX-SYSTEMS)(ELTX) Eltrax Systems Inc. makes announcement

         ST. PAUL, Minn.--(BUSINESS WIRE)--Nov. 4, 1996--Eltrax Systems Inc. (NASDAQ Smallcap Market:ELTX) today announced the closing effective Nov. 1, 1996 of the acquisition of Atlantic Network Systems Inc. (ANS) of Raleigh, N.C., in a transaction expected to be treated as a pooling of interests.
         This accounting treatment, a departure from the previously announced purchased accounting method, will enhance the earnings per share of the combined companies. In order to qualify for this more favorable accounting treatment, the transaction was restructured from that which was previously announced.
         The provision for the distribution of $1 million of s-corporation retained earnings was eliminated, significantly increasing the capital accounts of ANS, on a post closing basis, and the merger consideration was increased by 300,000 shares to 950,000 shares of Eltrax common stock.
         The financial statements of ANS will be undergoing an audit by the Eltrax outside auditors and are expected to be completed before the end of the year.
         The board of directors of Eltrax has also voted to increase the number of seats of its board to eight. Effective Nov. 1, 1996, Walt Lovett, a co-founder and former principal of ANS, has been elected to the Eltrax board.
         ANS is a distributor and systems integrator of data and voice communication products for wide area networking. ANS designs and implements complex communication network solutions including voice, data, fax, video and LAN traffic for its customers.
         The company maintains seven sales offices throughout the southeastern U.S. and has been named to INC Magazine's 500 list of America's fastest growing private companies in each of the last four years. ANS has developed strong direct vendor relationships with key manufacturers in this industry including Adtran, Ascend, CISCO, Micom, Multi-Tech and Motorola.
         The acquisition of ANS and the previously announced acquisition of Datatech gives Eltrax a combined company with a current annual revenue run rate of approximately $42 million. The combined revenue growth rates of these entities on an unaudited basis is approximately 35% over 1995 results.
         "The growth rates of the combined company highlight the strength of the industry and the tremendous opportunities available to us," said Clunet R. Lewis, Eltrax's newly appointed chief financial officer.
         In an unrelated transaction, the company announced the closing of a $5 million revolving line of credit agreement with State Street Bank and Trust Company of Boston. The proceeds of this loan are expected to be used for general working capital needs of the business.
         Finally, the company announced that it recently made certain filings with the Internal Revenue Service to change its fiscal year-end from March 31 to a calendar year-end, effective on Dec. 31, 1996.
         "We are extremely pleased to have closed this acquisition within the time frame we established for ourselves. This acquisition is one more step in the complete remaking of Eltrax into a premier data communications network systems and service organization.
         "We have successfully created a platform company, with steady growth, which is in the business of designing and implementing sophisticated communications networks to solve customers enterprise wide networking needs," said Mack V. Traynor, III, Eltrax president

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and chief executive officer.
         Eltrax Systems Inc. headquartered in St. Paul markets its products nationwide. The company went public in December, 1992.

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         CONTACT:  Eltrax Systems Inc., St. Paul
                   Mack V. Traynor, III, 612/633-8373